Exhibit 99.1

COMMENTS OF JAMES HARTMAN

ANNUAL SHAREHOLDER’S MEETING

APRIL 29, 2004

(next slide)

I am required to caution you that today’s comments contain forward-looking statements that involve risks and uncertainties.  Certain important factors could cause results to differ materially from those anticipated by some statements made by Mark Kraus, Vince Owens and me this afternoon.  You should read our first quarter press release and our recent 2003 Form 10-K filed with the Securities and Exchange Commission to see a listing of some of those risks.  Our comments today along with the attached slides are also available on our web site.

I will give you an overview of our company today and contrast it to the company we were one year ago.  Then Mark Kraus and Vince Owens are going to give you a brief summary of the markets and opportunities that Enpath is developing for their respective divisions.  Finally I will conclude with a few comments about our results in 2003 and the first quarter of 2004. (next slide)

While the size, the customer base, the product offering and even our name are different than they were one year ago, our fundamental vision of our company remains the same.  First of all, we choose markets in which we can be a market leader, those specialty markets that are vital to our customer’s success, but because of the market size, are typically under resourced by the larger companies.   We do not do development work without an accompanying supply arrangement. We develop products that are appropriate and profitable to be manufactured within our facility because that is how we derive our revenue growth.

We develop innovative products, products that we can patent and that give us a unique position within our customers supply chain.  We develop products that deliver drugs and pharmaceuticals or precisely position therapeutic devices.  In one case, in the simplest of terms, it’s plastic tubes or introducers that create a conduit within the body through which to deliver a therapeutic catheter; in our new division it’s stimulation lead wires that deliver therapeutic electrical impulses.  And finally we align ourselves with other leading medical device companies and in that way provide our company the opportunity to participate in rapidly growing markets. (next slide)

Our organization now consists of two divisions with Mark Kraus and Vince Owens leading those operations.  Mark has been with the Company since 1992 and has been the key leader in developing the existing products and customer base that make up the Delivery Systems Division.  Vince Owens came to Minnesota in 2000 to turnaround BIOMEC’s acquisition of a small medical business in Bloomington.  He and his management team have effectively taken a no growth, unprofitable business and turned into a $10 million profitable entity within two years.  We made the decision last month to combine our sales and marketing effort to maximize our sales opportunities by taking advantage of our broadened product line and to present a consistent message to our customers.   Jim Mellor is heading up that effort.  Jim is a twenty year medical device marketing veteran having spent fifteen years at Medtronic in their pacing leads Division.  Jim Reed will lead the sales charge.  Jim has been at the Company for two years with a total of twelve years in medical device sales and marketing.  Mike Erdmann is our controller and has been in that role since 1996.  He is responsible for keeping us in compliance with the ever changing requirements of the SEC, a challenging task.  Mike and I are responsible for the financial aspects of the business. (next slide)

Two years ago, our company legitimately participated in two markets, the rather mature introducer market and the emerging safety needle market, a $95 million total opportunity.  Through aggressive research and development activities that have made us a player in the sophisticated introducer market, and as a result of our combination with BIOMEC Cardiovascular, today we have a $400 million market opportunity that we believe has the potential to grow to nearly $900 million in the next four years.  Mark and Vince will expand on this market potential in a few moments. (next slide)

What is driving our business model?

We are at a unique demographic point in time.  Millions of baby boomers are entering that time in their life when most health problems arise.

Due to cost pressures and improved technology, there is also an enormous amount of resources being devoted to the development of less invasive procedures to treat a whole host of medical conditions, including congestive heart failure, atrial fibrillation, septal defects and faulty valves as well as numerous new applications for stimulation in the treatment of Parkinson’s, epilepsy, pain management and incontinence.  Virtually all of these procedures require a delivery system be it an introducer or a lead wire, and in most cases that delivery system will carry a far higher selling price than we currently experience.

We are establishing relationships with key physicians in the US and Europe.  Those relationships are paying dividends with a host of new ideas to fuel our product development; and finally we are partners with the leading medical device companies in the world that are developing many of those next promising therapies that will create large market opportunities.  (next slide)

We are a dramatically different company today than we were one year ago. #

To illustrate this message I’ve made a few comparisons as to where we stand today, versus the end of the first quarter last year.  #

Annualizing last year’s first quarter sales we were at a run rate of $19 million.  This quarter we were operating at nearly a $30 million rate.  #

A year ago we sold products to 17 customers.  This past quarter it was 36.  #

A year ago 56% of our sales came from one customer.  This year that same customer was 37% of sales.  #

A year ago our market opportunity, in other words the potential market size for our products was $150 million.  Today we estimate the market we can participate in to be $400 million. #

We have 18 patents issued to day compared to 9 one year ago.  #

A year ago we had 131 employees on our payroll.  Today 232 employees are contributing to the success of our company and receiving pay and benefits.  And all of them work here in Minnesota.  #

Last year when we met our stock price was $7.01.  Yesterday we closed at $11.33, a 62% increase.  And finally, the amount of satisfaction we get in telling our new story is of course

(#)  “priceless”.  The reason I can tell this story today is because we have great people who are dedicated to building a successful business.  Two of those people are Mark Kraus and Vince Owens who are going to give you an overview of the opportunities we are addressing here at Enpath Medical.  Mark.

Intro Slide of the EDS Section, Slide # of the Total Presentation

Thanks Jim and good afternoon.

You can go to the next slide

Slide 1 of the EDS Section, Slide # of the Total Presentation

As we strive to achieve the company vision, the Delivery Systems Division has been focusing its energy on 3 primary product families.

Our most mature product family, and the basis of our market leadership, is our line of Traditional Introducers.  This product line consists primarily of venous introducers that contain proprietary features.  These devices are typically used to access the body in the neck, arms and torso.

Our second product line is our Safety Products.  For the moment this is a family of one, the AXIA RSN safety needle.  This needle is used at all access sites on the body to introduce a guidewire, the first step in any access procedure; and

Third is our Sophisticated Introducer product line.  This is a family of catheter-based introducers designed specifically to enable new interventional therapies, currently in development.  Usually introduced in the groin area of the body, these introducers include unique features to enable the user to reach parts of the body typically only reached by open surgery.

In addition to providing an update on the 3 products lines, today I will be also share with you the opportunities we are pursuing and why we believe that our future continues to be very bright.  Next Slide

Slide 2 of the EDS Section, Slide # of the Total Presentation

Today the market potential for each of these product families can be summarized in the following way.  There are between 3.7 and 4 million venous access procedures and approximately 11 million arterial access procedures performed each year around world.  Multiplying these market sizes by our ASP for our Traditional Introducers and Safety Needles, we have a market potential of $50 million dollars and $45 million dollars respectively.

In the case of the sophisticated introducers, some of the markets are better defined than others, making it difficult to accurately project the exact number of procedures. While the final outcome will depend entirely on our customer’s ability to achieve success, today we are estimating that the potential for these types of devices is approximately $55 million dollars.  Next Slide

Slide 3 of the EDS Section, Slide # of the Total Presentation

More specifically, the worldwide Venous Access markets can be further broken down into 4 categories; the placement of pacing leads, the introduction of peripherally inserted infusion catheters, the implantation of infusion ports and chronic central venous catheters, and the introduction of dialysis catheters.

By the end of 2003 our market share lead in the combined venous access market increased from 40% to slightly more than 50%.  We achieved this growth by continuing to offer a large family of devices that include proprietary features or proprietary manufacturing know-how at a competitive price.  We expect that the addition of the FlowGuard introducer to our product offering will allow us to again increase our market share position. Next Slide

Slide 4 of the EDS Section, Slide # of the Total Presentation

In 2003 our distribution channel for the Axia safety needle improved significantly when Cook, Inc. committed to carry the product into the over 2000 interventional catheter labs they already call on each day. The use of safety needles has been mandated by Federal law to prevent the transmission of blood borne disease to health care workers.  We have never questioned whether or not the Axia needle was the best safety needle technology for this market segment, we just never had the distribution channel necessary to influence the decision makers buying practices.  Cook eliminates these barriers.  While Cook only just launched the product with its national sales force in the first quarter of this year, Cook’s early comments to us have indicated that it is pleased with the results so far.  Additionally, 30% of Medtronic’s US pacing lead kits now contain our safety needle, and virtually all of the Gastro-Intestinal companies offer the needle in their PEG procedure kits.  Next Slide

Slide 5 of the EDS Section, Slide # of the Total Presentation

10 months ago we announced that we had decided to recall our valved introducer, called FlowGuard, due to a design flaw we detected during in-house testing.  In February we received clearance from the FDA to resume distribution of the fixed device.  Even with the delay, the enthusiasm for the product did not diminish.  2 weeks ago we began shipping commercial product, and we are actively working with each customer on the fulfillment or it’s product needs.  The sizes we initially launched are designed to work with larger sized dialysis catheters.  We targeted this market first because the larger the catheter size, the larger the risk for an embolism.  We are also actively completing the qualification of smaller sizes, which will be used to introduce smaller catheters and pacing leads.  Once all the sizes are released, we expect that our market share in venous introducers will increase between 2% and 5% as we further penetrate those accounts that have not converted to our non-valved introducers.  In those instances where we cannibalize our own non-valved introducer sales, we will still realize revenue growth since the price of the FlowGuard introducer is roughly 2 times that of a non-valved introducer. Next Slide

Slide 6 of the EDS Section, Slide # of the Total Presentation

Even though it has been more of a struggle than expected to gain traction with the Axia safety needle, we remain committed to the market’s need for new safety products.  To that end we have identified a proprietary approach to a device used to introduce a drug infusion catheter, more commonly known as a PICC line (a peripherally inserted central catheter). Our device combines the best features of a traditional introducer and a safety needle into one device.  With the design work completed, we are preparing our FDA submission, and we have entered into initial discussions with a number of potential distribution partners.  Depending on the outcomes of these discussions, we expect that this product could be ready for market release in the 4th quarter. With 1.4 million peripheral lines placed each year, and a selling price of approximately $5, this product represents a market potential of $7.5 million dollars. Next Slide

Slide 7 of the EDS Section, Slide # of the Total Presentation

4 years ago, we were engaged to assist in the development of a new more sophisticated introducer system that was intended to reach a very hard to reach location in the body.  While new introducers like these can be quite a bit more sophisticated than a traditional introducer, both types of devices have at least 1 lumen for delivery of another medical device, have a fixed shape, and both devices are designed to be used 1 time and then thrown away.

The more sophisticated devices also need to be able to change shape on demand, need to be longer and more flexible to reach very difficult locations, need to have a valve designed for use in arterial pressure environments, and they need these enhancements without significantly increasing the size of the device.  Not only do we have the engineering expertise to design and manufacture these sophisticated devices, but we also have a number of pending patents related to different types of steering mechanisms.

Acquiring and implementing the capability to manufacture these sophisticated catheters has now positioned us as one of a very few companies that can do all the work from the genesis of the design ideas, to prototyping, product development, and finally high volume manufacturing.  Next Slide

Slide 8 of the EDS Section, Slide # of the Total Presentation

At last years North American Society of Pacing and Electrophysiology show (known as NASPE), we displayed some samples of our catheters to a great reception.  The interest we generated at this show has resulted in a number of high profile medical device companies contracting with us to develop their delivery systems. Each of these companies is developing therapeutic devices for those same minimally invasive medical procedures we have discussed in the past.  Because the interest and commitment on the part of these companies has been so strong, we have been investing a significant amount of resources on the development of their sophisticated introducer products.

In addition to the activities we are completing for other medical device companies, we are also actively developing our own general purpose articulating delivery system that we will submit for regulatory clearance.  Once completed, this device will serve 2 purposes.  The first and primary purpose for this device is to more quickly enable our customers with their therapy development by offering them a ready for human use delivery system to test with.  The second purpose is to distribute the device for the completion of existing interventional procedures.  Physician feedback on our designs has been very positive, with the physicians indicating that they would make the device available for some peripheral, renal and carotid artery interventions.  The percentage of time our device would actually be used is unknown, however, as you see there are a large number of procedures completed in each of these interventional segments.  Next Slide

Slide 9 of the EDS Section, Slide # of the Total Presentation

Each of the companies is at different stages in its therapeutic device development.  One company has already begun their human clinical trials, 2 of the companies have recently accelerated their schedule with us, and several others are only in early stage development.  The 2 companies with accelerated schedules are positioning themselves to start their clinical studies before the end of the year.  If each of the clinical evaluations goes as planned, we expect to commence with larger production volumes sometime in 2005.

Depending on the level of sophistication used, these types of introducers can sell for anywhere between 10 times and 50 times the price of a traditional introducer.  Using the future projections from our customers for their specific market opportunities, we can project a market potential of roughly $275 million dollars by the year 2007.  The actual revenue we realize will depend entirely on whether or not our partners are successful in achieving significant clinical results, and how successful they are at penetrating the market.

Next Slide

Slide 10 of the EDS Section, Slide # of the Total Presentation

Bringing all the new Delivery System division opportunities together gives a much better picture of the significant opportunities that lie in front of us as we endeavor to complete each of the new products.  Completion of the safety PICC introducer will open up some new opportunities with new and existing customers; the FlowGuard introducer by revolutionizing venous access procedures will allow us to achieve market share growth as well as revenue growth; and our proprietary sophisticated steerable introducers will allow us to gain access to those new and exciting interventional procedures being developed.

As you can see when we look out to 2007, these new products increase our market potential to approximately $405 million dollars.  With the expertise, capability and determination to be recognized as the clear market leader in all types of delivery systems, we are well positioned to capitalize on each of these opportunities.

At this time I will turn the presentation over to Vince Owens, and you can go to the next slide.

Thanks Mark and good afternoon.  I will begin with a brief overview of the Lead Division’s product area and mission, followed by a more detailed review of our planned new product releases and market opportunities.  Next Slide Please

Enpath’s Lead Technologies Division develops and manufactures stimulation leads.  Leads are insulated wires with electrodes that are permanently implanted in the body to transmit electrical impulses from generators, such as pacemakers, to specific organs or nerve bundles.  Our division serves two primary markets; Cardiac Rhythm Management, which I will refer to as CRM, and Neuromodulation.  In 2003, there were more than 1.3 million leads sold for CRM applications including pacing, defibrillation, cardiac resynchronization therapy, known as CRT.  There were 50,000 leads sold for emerging neuromodulation applications including spinal cord and deep brain stimulation.  Next Slide Please

As Jim mentioned, we believe the Lead Division’s addressable market will grow by 90% over the next few years, to $470 million in 2007.  Within CRM, our addressable market includes epicardial leads, which are placed by a surgeon on the outside of the heart; specialty endocardial leads, which are inserted through the patient’s veins and into the heart chambers by an electrophysiologist; and implantable lead adaptors, which adapt older implanted leads to new replacement generators.  Within the Neuromodulation market, our addressable portion includes proprietary leads for deep brain stimulation.  Next Slide Please

We are in the final stages of development of our new steroid-eluting epicardial lead, which will be brand named Myopore Rx.  By adding a steroid to the lead, we expect to improve lead performance by reducing inflammation and scar tissue after implantation.  When released in Europe later this year, this patented lead will be the only steroid eluting sutureless epicardial lead for CRT procedures on the market.  In CRT procedures, a transvenous lead is usually passed through the heart to reach a target vein on the outside of the left ventricle, but in 15-20% of these cases, the lead cannot be implanted this way because of procedural difficulty and variations in patient anatomy.  In these cases, Myopore Rx can be surgically implanted on the left outside wall of the heart.  Within a few years, we believe the market opportunity for Myopore Rx will be $15 - $20 million, including CRT and the more traditional epicardial lead applications for post-open heart surgery and pediatric patients.  We are pursuing, with the support of the FDA, the fastest regulatory path, which we anticipate will not require any new clinical data for market approval.  We anticipate market release of the Myopore Rx in Europe during Quarter 3 of 2004, followed by a U.S. market release in Quarter 1 of 2005.  Next slide please.

In order to ensure that the Myopore Rx becomes the market leading sutureless epicardial lead, we are developing a steerable implant tool, Fastac Flex, to allow surgeons to more easily and less invasively implant the lead onto the left outside wall of the heart.  Fastac Flex will be the only device on the market that allows surgeons to steer an epicardial lead to a target site and implant using controls outside the patient’s body, and as a result, we believe it will become the product of choice.  This single-use device will sell for $350 - $450 per unit to our distributors.  Since the device has been classified by FDA as exempt from the 510k clearance requirement, we anticipate market release of the Fastac Flex in the U.S. in the 3rd Quarter of this year, followed by a European release in Quarter 4.  It is important to note that our current non-steroid epicardial lead and introducer are packaged together, and sell for $400 - $500 in total.  The Myopore Rx and Fastac Flex will be sold as separate devices, increasing our average selling price for CRT procedures from $400 - $500 per case to $850 - $1050 per case.  Next Slide Please

Looking toward the future, we are very optimistic about the role we can play in emerging neurostimulation therapies.  Stimulation lead demand for neurological applications is expected to grow 200%, to 150,000 units by 2007.  Recently, we entered into a letter of intent with a world renowned healthcare institution to co-develop a “next generation” deep brain stimulation lead for essential tremor, Parkinson’s, and other neurological disorders. As mentioned earlier, we believe the market for deep brain stimulation leads will grow 275%, to $60 million, by 2007.  We are also assisting several companies in developing and manufacturing stimulation leads for applications elsewhere in the central and peripheral nervous system.  As is the case with our patented cardiovascular lead technologies, we partner with established medical device companies to distribute our neurostimulation leads to physicians and hospitals.  Next slide please.

With the launch of the Myopore Rx and Fastac Flex we will move into a market leadership position in the CRM epicardial lead segment.  We have begun work on a new epicardial lead and delivery system that will extend our leadership position in 2007 and beyond.  We have also initiated work on a new endocardial lead that incorporates a patented fixation method to facilitate insertion, and repositioning or removal, of the lead.  Next Slide Please

In summary, we see significant growth opportunities for the Lead Technologies Division in the CRM and Neurostimulation lead markets.  We are confident that our company will continue to grow for several reasons:

•                  Most importantly, we have highly talented employees who are passionate about patient welfare, customer service, and product performance.  I’m fortunate to work with such outstanding people.

•                  We are a small and agile organization, focused on specific market segments, enabling us to be more responsive to both emerging market opportunities and the needs of our customers.

•                  We participate in large, rapidly growing markets, and have aligned ourselves with market leaders and emerging companies who are driving the development and market introduction of new CRM and Neuromodulation therapies, and……

•                  We have retained leading clinicians in the fields of electrophysiology and neurosurgery, to assist us in developing and evaluating new lead technologies.

Through this combination of employees, customers, clinical partners, and market conditions, we believe our division is very well positioned for profitable growth.

Now I will turn the presentation over to Jim Hartman.  Next Slide Please

Thanks Vince.  (next slide)  I want to wrap up our presentation with a review of our financial results.  Let’s look first at the 2003 income statement.  Whenever one is looking at financial results, it is important to benchmark those results against the previous years as well as against a business model or some other expectation be that another company’s performance or an industry wide average.  In our case, since we believe we have a somewhat unique business formula, we benchmark against our own model.

As you can see, on the right side of this chart are our targeted financial expectations.  Most important is the gross profit percentage.  Because we develop proprietary products, we believe we can realize 48 percent margins, much higher than a typical contract manufacturing business.  We know we have to devote a good portion of our revenue to research and development and we’ve targeted ten percent to that effort.  Sales and marketing is also critical to our proprietary product development since it is the sales people that are the conduit to the physician community as well as our customers, where the new product ideas come from.  Finally, our general and administrative expenses should fall around ten percent or less as we would like those costs to grow at a slower rate than our sales.

If we can achieve these ratios, than approximately 23% of our sales dollars fall to a pretax line and 15% to an after tax return on sales. If we can consistently achieve those results, along with double digit sales growth, we believe we will continue to reward investors in our company.

Now let’s look at 2002.  For those people who question whether we can ever achieve the targeted results, here is the answer.  We did just a year ago.  We were a bit short in gross margin at 46.9% but better in expenses at 21.8% compared to a 25% target, and as a result had 16.2% of our sales go to the net income after tax line.

2003 was more challenging for a number of reasons.  Our gross margins suffered with the FlowGuard redesign and the first quarter non-functioning of our safety needle automated equipment.  In the fourth quarter we completed the combination with BIOMEC Cardiovascular, and the margins at that Division were in the thirty plus percent range due to the heavy concentration of contract manufacturing and assembly work.  So the combination of those factors caused our margins to close the year at 40.8%  We also were required to write-off $2.7 million, or 13.8% of sales, of research and development costs related to how the excess purchase price of BIOMEC was allocated.  Therefore just over one percent of sales actually made it to the bottom line in 2003.  (next slide)

In the first quarter of 2004, we achieved sales of $7.3 million compared to 4.7 million in 2003, a 56% sales gain.  We again struggled with our gross margins, primarily at our Leads Division where a slow down in orders from our largest customer and the yield issues around several new adaptor products caused overall company margins to come in at 38.4%.  We had publicly communicated that we would be increasing our R & D spending into the third quarter of 2004 to fund the clinical studies and FDA application for our epicardial steroid lead and as you can see our R & D expenses increased to 13.7% of sales compared to our target of 10%.  Our general and administrative expenses exceeded our target as well, primarily related to legal and accounting expenses incurred to get our arms around the requirements of the Sarbanes-Oxley Act, as well as costs related to our name change and other integration issues.  As a result, in the first quarter we were able to post net income of approximately $300,000 or 4% of sales.

We are aggressively on the path towards reaching the financial targets set forth in our business model.  Development of new proprietary products at the Lead Technologies Division will boost margins as sales of proprietary products overtake the contract manufacturing concentration now at the Leads group.  This process will take several years but we will make steady improvements over that time.  Completion of the rigorous development and FDA application process for the anti-inflammatory steroid epicardial lead sometime in the third quarter, should bring our research and development expenditures back in line with our ten percent commitment in the fourth quarter of 2004.  Growth in sales in the second half of the year will reduce the percentage of sales attributed to general and administrative costs.  We will reach our targets because we are well aware of what we need to do to achieve those goals and are focused on our commitment to do so.  (next slide)

Our balance sheet is strong.  We have significantly less cash than one year ago, but that cash is now being utilized to create real shareholder value at the Lead Technologies Division rather than earning one percent interest at the bank.  And we still have a $3 million line of credit that remains untapped.  The net worth of the Company is now over $25 million compared to $16 million a year ago.  (next slide)

I want to conclude by reviewing why we believe Enpath Medical is and will continue to be an investment worthy of your consideration.  First of all you are invested in a company that is a recognized market leader in a number of existing and emerging markets.  Second your investment dollars are nurturing a robust proprietary pipeline of new products.  Thirdly you are invested in a company that is participating in a number of new rapidly growing markets such as congestive heart failure and atrial fibrillation without investing in the more high risk companies that have a make or break technology designed specifically for that application.

As we discussed a moment ago, you are investing in a highly focused and very executable business model that all employees are dedicated to achieve.  Your investment dollars are supported by our long term supply agreements with our industry leading customer base.  You are investing in a strong balance sheet and positive cash flow from operations.  And finally your investment dollars are backing a great management team formed from the excellent leadership of the Medamicus operations under the direction of Mark Kraus and Vince Owens’ great team from BIOMEC Cardiovascular, that we are now in the process of blending together to form potentially one of the best group of executives in the industry today.  I am very proud to be associated with all of them.

Thank you for your attention today.  Mark, Vince and I will answer any questions you may have.